Exhibit 99.1

Sipex Announces Settlement of Shareholder Class Action Lawsuit

Wednesday January 18, 4:45 pm ET

MILPITAS, Calif., Jan. 18 /PRNewswire-FirstCall/ — Today, Sipex Corporation (OTC: SIPX.PK — News) announced that the United States District Court for the Northern District of California, San Francisco, preliminarily approved the settlement of a shareholder class action lawsuit (entitled In re Sipex Corporation Securities Litigation, Master File No. 05-CV-00392) pending against Sipex and a former director/officer. The $6 million settlement will be entirely funded by directors’ and officers’ insurance policy proceeds. Terms for distribution of the settlement fund to class members will be disclosed in a notice to be sent to class members.

A final hearing will be held after delivery of notice to the class members. At that time, the court will determine whether to grant final approval of the settlement.

“This is a major accomplishment and allows us to move the company forward without monetary impact,” said Sipex CEO, Ralph Schmitt.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Belgium, Canada, China, Germany, Japan and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements that include, without limitation, statements regarding the shareholder class action and statements about Sipex’s market opportunities and its ability to secure financing. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the possibility that the settlement of the shareholder class action will not be finalized or approved by the court, that Sipex will face additional unforeseen distractions related to the shareholder class action or that the general economic conditions within the semiconductor design and manufacturing industry will adversely affect Sipex’s market opportunities.

For Further Information Contact:

Ralph Schmitt

Chief Executive Officer and Member of the Board of Directors

Phone: 408-934-7500

Fax: 408-935-7600